UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WESTPOINT ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Nevada	27-4251960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Westpoint Energy, Inc.
871 Coronado Center Drive, Suite 200
Henderson, Nevada 89052
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: File No. 333-175313 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: common stock, $0.0001 par value

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the common stock of the Registrant does not purport to be complete and is subject to and qualified in its entirety by the Registrant’s Articles of Incorporation, as amended, which are included as an exhibit to the Registration Statement on Form S-1 (File No. 333-175313) as originally filed with the Securities and Exchange Commission on July 1, 2011, and by the applicable provisions of the Nevada Revised Statutes.

Common Stock

The Registrant is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 26,090,000 shares are issued and outstanding as of October 5, 2012.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our company.

Preferred Stock

There is no preferred stock authorized.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-175313, filed with the Securities and Exchange Commission on July 1, 2011, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTPOINT ENERGY, INC.
Date: October 9, 2012	By: /s/Jarnail Dhaddey Name: Jarnail Dhaddey Title: President, Chief Executive Officer and Treasurer (Principal Executive, Financial, and Accounting Officer)